Exhibit 99.1

Bulldog Focuses on Opportunity in Costa Rica following Government Mandate for Container Security/Tracking for Transportation Industry

Bulldog Technologies Signs Agreement with SUL

for Distribution of BOSS™ Product in Costa Rica and Panama

RICHMOND, British Columbia -- July 12, 2005 -- Bulldog Technologies Inc. (OTC BB: BLLD - News), a leading provider of wireless security solutions and sensor networks that monitor, track and secure assets in the supply chain, today announced the signing of an agreement with Costa Rican based Salgado Ulloa Ltda. (SUL).

As of July 4, 2005, the Costa Rican authorities have enacted a law mandating the use of a security/tracking device on the back of all containers and transportation vehicles transporting cargo throughout Costa Rica’s territory. The law and corresponding regulations, called TICA, mandates all carriers operating in Costa Rica to use a device with certain technical specifications used to monitor, track and secure those assets as they move within the Costa Rican supply chain.

Bulldog, through SUL, will offer Bulldog’s RB-600 RoadBOSS™ unit, which meets the specifications mandated by the Costa Rican authorities, upon receipt of TICA certification of the RB-600 RoadBOSS™ unit. SUL is highly influential in Costa Rica and Panama and will be the exclusive supplier in these areas. SUL is in the process of promoting Bulldog's proprietary BOSS™ products for immediate distribution throughout Costa Rica. The size of the initial demand for TICA certified units is estimated at 6,000 units.*

Costa Rica is considered an early adopter of technology in Central America. Other regional countries will evaluate Costa Rica’s decisions and then follow with their own such mandates and initiatives. The TICA initiative is a perfect example of the leadership role Costa Rica takes in developing new solutions to meet the objectives of its Government and business leaders.

“Based on our technical analysis, the RB-600 RoadBOSS™ solution meets the TICA requirements. The relationship between SUL and Bulldog provides a working device, ready to install and ready to meet the needs of the transportation industry in Costa Rica. Bulldog is in the right place with the right technology at the right time”, said Edgar Salgado President and COO of SUL.

“TICA is the right kind of business for Bulldog. Costa Rica has enacted a federal mandate requiring a device for securing and tracking containers. Bulldog has invested seven years into the development of the RB-600 RoadBOSS™ and we have been rewarded by the issuance of a patent. Not only do we meet the TICA requirements, we are the only solution provider who can deliver on time”, said Richard Booth VP of Sales and Marketing for Bulldog Technologies.*

“The key to long-term business success is focus. We will consolidate our efforts into the TICA project due to the strategic nature of this business. Bulldog’s seven years of design and manufacturing experience, our patented unique products and our relationship with SUL will enable us to capitalize on this opportunity. We are poised to move this product throughout Central America if and when similar mandates are implemented in other countries in the region”, stated John Cockburn, President and CEO of Bulldog.*

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog's solutions allow dispatchers, security personnel, law enforcement professionals, emergency response teams and cargo transport drivers to monitor and track valuable cargo during the transport, storage and delivery supply chain process. Bulldog's proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, our technology can prevent the illegal entry of port storage cargo containers, theft of mobile or in-transit shipping containers as well as covertly tracking high value cargo.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com.

Contact Information:

Investor Relations

Todd Fromer / Michael Cimini

KCSA Worldwide

Email: tfromer@kcsa.com / mcimini@kcsa.com

(212) 896-1215 / (212) 896-1233

800 Second Avenue, 5th Floor

New York, NY 10017

Press Contact

Jan Roscovich

Email: jroscovich@bulldog-tech.com

Bulldog Technologies Inc.

(604) 271-8656

Legal Note on Forward-Looking Statements

Statements in this news release, which are not purely historical, are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this news release are marked by an asterisk (*) and include statements regarding Bulldog’s belief that its RB-600 RoadBOSSTM unit meets the TICA requirements, the initial demand for TICA certified units is 6000 units, that Bulldog is the only solution provider that can deliver such certified units on time, that Bulldog will capitalize on the opportunity in Costa Rica and that it will become one of the industry leaders in cargo security and asset tracking. It is important to note that actual outcomes and Bulldog's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the whether the RB-600 RoadBOSS unit satisfies the TICA requirements and obtains TICA certification, whether security devices of any other entities obtain TICA certification, the impact of competitive products on the sales of Bulldog's products in Costa Rica and surrounding countries, the failure by Costa Rica to continue on and/or enforce its TICA mandate, general economic conditions as they effect Bulldog’s prospective customers, the ability of third party manufacturers to produce components used in Bulldog's products, Bulldog's ability to source product components in a timely manner, new technological developments that may allow third parties to compromise the effectiveness of Bulldog's products as a theft-deterrent system, the failure by other Central and South American countries to adopt similar mandates as Costa Rica, and insufficient investor interest in the Company’s securities which may impact on the Company’s ability to raise additional financing as required. Readers should also refer to the risk disclosures outlined in the

Company's annual report on Form 10-KSB and the Company's other disclosure documents filed from time-to-time with the SEC.